Exhibit 23.5

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” with respect to the financial statements of Eldorado Resort Casino Shreveport JTV, in the Registration Statement (Form S-3) and related Prospectus of Bally’s Corporation and to the incorporation by reference therein of our report dated February 12, 2021, included in Bally’s Corporation’s Current Report on Form 8-K/A dated February 12, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Las Vegas, Nevada

March 18, 2021